Exhibit 99.1

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE GROUP INCREASES DIVIDEND

Dividend Increased by $0.04 per share, or 7.5%, to $0.57

BLOOMFIELD HILLS, MI, October 20, 2022 -- Penske Automotive Group, Inc. (NYSE: PAG), a diversified international transportation services company and one of the world's premier automotive and commercial truck retailers, today announced that its Board of Directors has increased the Company's dividend by $0.04 per share, or 7.5%, to $0.57 per share. “Based on our continued strong cash flow and the strength of the Company's diversified business model, we are delighted to provide our shareholders with an increase in the cash dividend," said Penske Automotive Group President, Robert Kurnick, Jr. The dividend is payable December 1, 2022, to shareholders of record as of November 10, 2022.
About Penske Automotive
Penske Automotive Group, Inc., (NYSE: PAG) headquartered in Bloomfield Hills, Michigan, is a diversified international transportation services company and one of the world's premier automotive and commercial truck retailers. PAG operates dealerships principally in the United States, the United Kingdom, Canada, Germany, Italy, and Japan and is one of the largest retailers of commercial trucks in North America for Freightliner. PAG also distributes and retails commercial vehicles, diesel and gas engines, power systems and related parts and services principally in Australia and New Zealand. Additionally, PAG owns 28.9% of Penske Transportation Solutions, a business that manages a fleet of over 400,000 vehicles providing innovative transportation, supply chain and technology solutions to North American fleets. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes, and is ranked among the World's Most Admired Companies by Fortune Magazine. For additional information, visit the Company's website at www.penskeautomotive.com.
Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.'s financial performance, acquisitions, and growth plans. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others, those related to general economic and industry conditions, including the effect of COVID-19 on the global economy; the distribution rate, effectiveness, and acceptance of vaccines for COVID-19; our ability to react effectively to changing business conditions in light of the COVID-19 pandemic; the rate of inflation; changes in interest rates and foreign currency exchange rates; our ability to consummate and integrate acquisitions; the level of vehicle sales in the markets where we operate; our ability to obtain vehicles and parts from our manufacturers, especially in light of the COVID-19 pandemic and the war in Ukraine, including global shortages in microchip availability or other vehicle components; changes in the retail model either from direct sales by manufacturers, a transition to an agency model of sales, sales by online competitors, or from the expansion of electric vehicles; our ability to realize returns on our significant capital investment in new and upgraded dealership facilities; our ability to navigate a rapidly changing automotive and truck landscape; our ability to respond to new or enhanced regulations relating to automotive dealerships; the success of our distribution of commercial vehicles, engines, and power systems; natural disasters; recall initiatives or other disruptions that interrupt the supply of vehicles or parts to us, changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive Group's business, markets, conditions, and other uncertainties, which could affect Penske Automotive Group's future performance. These risks and uncertainties are addressed in Penske Automotive Group's Form 10-K for the year ended December 31, 2021, Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, and its other filings with the Securities and Exchange Commission ("SEC"). This press release speaks only as of its date, and Penske Automotive Group disclaims any duty to update the information herein.

Inquiries should contact:

Shelley Hulgrave	Anthony Pordon
Executive Vice President and	Executive Vice President Investor Relations
Chief Financial Officer	and Corporate Development
Penske Automotive Group, Inc.	Penske Automotive Group, Inc.
248-648-2812	248-648-2540
shulgrave@penskeautomotive.com	tpordon@penskeautomotive.com

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